Exhibit 99.1
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

)
In the Matter of	)	AMENDED ORDER TO
	)	CEASE AND DESIST
R-G PREMIER BANK OF PUERTO RICO	)
HATO REY, PUERTO RICO	)	FDIC-06-045b
)
)
(INSURED STATE NONMEMBER BANK))
)
     R-G PREMIER BANK OF PUERTO RICO, HATO REY, PUERTO RICO (“Bank”), having been advised of its right to a Notice of Charges and of Hearing detailing the unsafe or unsound banking practices and violations of law and/or regulation alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN AMENDED ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”), dated September 2, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an AMENDED ORDER TO CEASE AND DESIST (“AMENDED ORDER”) by the FDIC which amends and restates the ORDER TO CEASE AND DESIST issued by the FDIC on March 16, 2006 (“2006 Order”).

     The FDIC considered the matter and determined that it had reason to believe that the Bank has engaged in unsafe or unsound banking practices and violations of law and/or regulation. The FDIC, therefore, accepted the CONSENT AGREEMENT and issued the following:
AMENDED ORDER TO CEASE AND DESIST
     IT IS ORDERED, that the Bank, its directors, officers, employees, agents, and other institution-affiliated parties (as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u)), and their successors and assigns, cease and desist from the following unsafe or unsound banking practices and violations of laws and/or regulations which are more particularly described in the examination of the Bank jointly conducted by the FDIC and the Office of the Commissioner of Financial Institutions (“OCIF”) commencing on February 23, 2009 (“2009 Examination”) as reflected in the February 23, 2009 Report of Examination (“2009 ROE”):
     (a) operating with management and supervision and oversight by the Bank’s board of directors (“Board”) that was inadequate to prevent unsafe or unsound banking practices, violations of laws and/or regulations and violations of the 2006 Order;
     (b) operating with inadequate capital and reserves in relation to the kind and quality of assets held by the Bank;
     (c) operating without current, comprehensive written business and strategic, capital, budget and profit, liquidity/asset/liability and funds management plans;
     (d) operating with an inadequate audit program;
     (e) operating with insufficient and/or inappropriately allocated and trained staff;
     (f) operating with inaccurate books and records;
     (g) operating in such a manner as to produce insufficient earnings;

     (h) operating with an excessive level of adversely classified loans or assets;
     (i) operating with an inadequate allowance for loan and lease losses (“ALLL”); and
     (j) operating with inadequate lending, loan administration and collection practices.
     IT IS FURTHER ORDERED that the Bank, its institution-affiliated parties, and its successors and assigns, shall take affirmative action as follows:
ASSESSMENT OF MANAGEMENT AND STAFF
     1. (a) Within 30 days from the effective date of this AMENDED ORDER, the Board shall engage an independent third party, acceptable to the Regional Director of the New York Regional Office of the FDIC (“Regional Director”) and the Commissioner of the OCIF (“Commissioner”), with the appropriate expertise and qualifications to analyze and assess the Bank’s management and staffing needs and the independence and performance of the Bank’s directors and “Senior Executive Officers” (as that term is defined in 12 C.F.R. 303.101(b)), as well as the appropriateness of all current and deferred compensation paid to each Senior Executive Officer in light of each respective Senior Executive Officer’s competence, responsibilities and performance with a comparison of such compensation to that of institutions of comparable size and complexity; and, based on the foregoing analyses and comparisons, to identify an appropriate level of compensation for each Senior Executive Officer. The engagement shall require that this analysis and assessment be completed and summarized in a written report to the Board (“Management Report”) within 60 days of the third party’s engagement, with a copy simultaneously delivered to the Regional Director and the Commissioner. At a minimum, the Management Report shall:
               (i) identify the type and number of Senior Executive Officers and other officer positions needed to manage and supervise the affairs of the Bank, detailing any vacancies and additional needs with appropriate consideration to the size and complexity of the Bank, and recommend with respect to each such position an appropriate base salary level and bonus range, if any;
               (ii) identify the type and number of staff positions needed to operate the Bank in a safe and sound manner as well as to implement the newly established or revised plans and/or policies required by this AMENDED ORDER, detailing any vacancies, additional needs and/or re-alignments required with appropriate consideration to the size and complexity of the Bank, and recommend with respect to each such position an appropriate base salary level and bonus range, if any;
               (iii) identify the authorities, responsibilities, and accountabilities attributable to each position, as well as the appropriateness of the authorities, responsibilities, and accountabilities, giving due consideration to the relevant knowledge, skills, abilities, and experience of the incumbent (if any) and the existing or proposed compensation;
               (iv) present a clear and concise description of the relevant knowledge, skills, abilities, and experience necessary for each position, including delegations of authority and performance objectives;
               (v) evaluate the current and past performance of all existing directors, Senior Executive Officers and staff of the Bank, indicating whether the individuals are competent, independent and qualified to perform present and anticipated duties, adhere to the Bank’s established plans and policies and operate the Bank in a safe and sound manner;
               (vi) recommend a plan to recruit and retain independent and qualified directors, Senior Executive Officers and staff consistent with the independent third party’s analysis and assessment of the Bank’s management and staffing needs;

               (vii) recommend any reorganization or realignment of Senior Executive Officers and staff consistent with the independent third party’s analysis and assessment of the Bank’s management and staffing needs;
               (viii) recommend any additional training and development needs of the Bank, as well as a plan to provide such training and development to the appropriate directors, Senior Executive Officers and staff; and
               (ix) recommend procedures to periodically review and update the Management Plan required by paragraph (c) below and assess the performance of each director, Senior Executive Officer and staff member.
          (b) The Board shall provide a copy of the proposed engagement letter or contract with the third party to the Regional Director and the Commissioner for approval in accordance with paragraph 16.
          (c) Within 30 days of receipt of the Management Report, the Board shall develop a written plan of action (the “Management Plan”) in response to each recommendation contained in the Management Report and a time frame for completing each action. The Management Plan and any subsequent modification(s) thereto shall be submitted to the Regional Director and the Commissioner in accordance with paragraph 16.
          (d) While this AMENDED ORDER is in effect, the Board shall provide written notification to the Regional Director and the Commissioner of the resignations or terminations of any of its Senior Executive Officers or Board members within fifteen days of the event. The Board shall also establish procedures to ensure compliance with section 32 of the Federal Deposit Insurance Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 303.100-103. In addition, the Board shall provide written notification to the Regional Director and the Commissioner of any proposed new Senior Executive Officer or Board member at least 30 days prior to the date such proposed officer or Board member is to begin service; such notification shall include a description of the background and experience of the proposed officer or Board member. Such changes will only be effective upon receipt of the Regional Director’s and the Commissioner’s approval.
PARTICIPATION
     2. Immediately upon the effective date of this AMENDED ORDER, the Board shall increase its participation in the affairs of the Bank, which shall specifically include meeting no less frequently than monthly. The Board shall establish specific procedures designed to ensure that it is fully informed of all matters regarding the management, operation, and financial condition of the Bank at regular intervals and in a consistent format. The Board shall prepare in advance and shall follow a detailed written agenda during each meeting, during which, at a minimum, the following matters shall be reviewed and approved: reports of income and expenses; loan reports, including new, overdue, renewed, extended, restructured, insider, non-accrual, delinquent, charged-off, and recovered loans; reduction of the commercial real estate loan (“CRE”) and construction loan concentrations; reduction of reliance on non-core deposits (including, but not limited to brokered deposits as defined in section 337.6 of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6 (“Brokered Deposits”); transactions with affiliates; investment activity; asset/liability, liquidity and funds management reports; operating policies; training reports, personnel actions; audit and supervisory reports; the minutes summarizing individual committee meetings and actions; and any other reports required by this AMENDED ORDER. Participation shall also require the assumption of full responsibility for the approval of significant new and/or enhanced policies, plans and programs including those specifically required by this AMENDED ORDER and any other plans or policies necessary to operate the Bank in a safe and sound manner. Board minutes shall be detailed, maintained and recorded on a timely basis and shall document reviews and any related actions or discussions, including the names of any dissenting directors. Nothing in this paragraph shall preclude the Board from considering matters other than those contained in the agenda.
EXECUTIVE COMPENSATION
     3. Within 30 days from its receipt of the Management Report required by paragraph 1(a) of this AMENDED ORDER, the Bank shall submit an executive compensation plan which incorporates qualitative as well as profitability performance standards for the Bank’s executive officers to the Regional Director Commissioner in accordance with paragraph 16. For purposes of this paragraph, “compensation” refers to any and all salaries, bonus and other benefits of every kind or nature whatsoever, both current and deferred, whether paid directly or indirectly, and the term “executive officers” shall include the Bank’s president, chief executive officer, executive vice president(s) and senior vice president(s).
STRATEGIC PLAN
     4. (a) Within 60 days from the effective date of this AMENDED ORDER, the Board shall formulate a comprehensive written business/strategic plan consistent with sound banking practices, and that takes into account the written plans, policies and other actions required by this AMENDED ORDER (“Strategic Plan”). The Strategic Plan shall cover an operating period of at least three years and shall contain an assessment of the Bank’s current financial condition and market area along with a description of the operating assumptions that form the basis for major projected income and expense components of the assessment.
          (b) The Strategic Plan shall include short term goals and operating plans to comply with the terms of this AMENDED ORDER and correct all regulatory criticisms, intermediate goals and project plans, and long-range goals and project plans. The Strategic Plan shall, at a minimum, include:
               (i) strategies for pricing policies and asset/liability management;
               (ii) anticipated average maturity and average yield on loans and securities, average maturity and average cost of deposits, the level of earning assets as a percentage of total assets and the ratio of net interest income to average earning assets;
               (iii) dollar volume of total loans, total investment securities and total deposits;
               (iv) plans for sustaining adequate liquidity, including back-up lines of credit to meet any unanticipated deposit withdrawals and the Bank’s reduction of its reliance on Brokered Deposits;
               (v) capital goals and specific plans to achieve and maintain capital levels that may in no event be less than the requirements of paragraph 6 of this AMENDED ORDER and detailing the actions to be taken to achieve and maintain the required capital levels, including but not limited to, the sale of new securities, the direct contribution of cash by the directors or parent holding company and the merger with or acquisition by another federally insured depository institution or holding company thereof;
               (vi) financial goals including pro forma statements for asset growth, capital adequacy and earnings; and
               (vii) formulation of a mission statement and the development of a strategy to carry out that mission.
          (c) The Board shall submit the Strategic Plan to the Regional Director and the Commissioner in accordance with paragraph 16.

          (d) Within 25 days from the end of each calendar quarter following the effective date of this AMENDED ORDER, the Board shall evaluate the Bank’s performance in relation to the Strategic Plan and record the results of the evaluation and any actions taken by the Bank in the minutes of the Board meeting during which such evaluation is undertaken. In the event the Board determines that the Strategic Plan should be revised in any manner, the Strategic Plan shall be revised and submitted to the Regional Director and the Commissioner in accordance with paragraph 16 within 15 days after such revisions have been approved by the Board.
PROFIT AND BUDGET PLAN
     5. (a) Within 60 days from the effective date of this AMENDED ORDER, and within the first 45 days of each calendar year thereafter, the Board shall formulate a written profit plan (the “Profit Plan”) consisting of goals and strategies consistent with sound banking practices and that take into account the Bank’s other written plans, policies, or other actions required by this AMENDED ORDER.
          (b) The Profit Plan should not include any areas representing a material change in the Bank’s current business plan unless specifically noted as such and the Bank may not make any material change unless and until the written approval of the Regional Director and the Commissioner has been obtained. For purposes of this paragraph, a material change in the Profit Plan would include the Bank’s entry into, participation in, or withdrawal from a new business or new business line and a level of business or activity that is substantially above or below that currently outlined in the Bank’s business and/or strategic plan. The Profit Plan shall, at a minimum, include:

               (i) identification of the major areas in and means by which the Board will seek to improve the Bank’s operating performance;
               (ii) specific goals to improve the net interest margin, increase interest income, reduce discretionary expenses, and improve and sustain earnings, as well as maintain adequate provisions to the ALLL;
               (iii) realistic and comprehensive budgets for all categories of income and expense items;
               (iv) a description of the operating assumptions that form the basis for, and adequately support, material projected revenue and expense components;
               (v) coordination of the Bank’s loan, investment, funds management, and operating policies, Strategic Plan, and ALLL methodology with the profit and budget planning;
               (vi) a budget review process to monitor the revenue and expenses of the Bank whereby actual performance is compared against budgetary projections not less than monthly; recording the results of the evaluation and any actions taken by the Bank in the minutes of the Board meeting at which such evaluation is undertaken; and
               (vii) individual(s) responsible for implementing each of the goals and strategies of the Profit Plan.
          (c) The Board shall submit the Profit Plan to the Regional Director and the Commissioner in accordance with paragraph 16.
          (d) Within 25 days from the end of each calendar month following the effective date of this AMENDED ORDER, the Board shall evaluate the Bank’s performance in relation to the Profit Plan and record the results of the evaluation, and any actions taken by the

Bank, in the minutes of the Board meeting during which such evaluation is undertaken. In the event the Board determines that the Profit Plan should be revised in any manner, the Profit Plan shall be revised and submitted to the Regional Director and the Commissioner in accordance with paragraph 16 within 25 days after such revisions have been approved by the Board.
CAPITAL
     6. (a) While this AMENDED ORDER is in effect, the Board shall, in a manner acceptable to the Regional Director and the Commissioner obtain sufficient capital to meet and maintain leverage and total risk-based capital ratios (for purposes of this AMENDED ORDER, all terms relating to capital shall be defined and calculated in accordance with Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325) as follows:
               (i) beginning on the effective date of this AMENDED ORDER, the Bank shall maintain a leverage ratio at least 6% and a total risk-based capital ratio of at least 10%;
               (ii) beginning on March 31, 2010, the Bank shall meet and maintain a leverage ratio of at least 6.75% and a total risk-based capital ratio of at least 11%; and
               (iii) beginning on June 30, 2010, the Bank shall meet and maintain a leverage ratio of at least 8% and a total risk-based capital ratio of at least 12%.
          (b) The Board shall develop a written capital plan (“Capital Plan”) within forty-five (45) days from the effective date of this AMENDED ORDER that, at a minimum, includes:
               (i) specific plans to meet and maintain the leverage and total risk-based capital ratios as set forth in paragraph (a) above until such time as this AMENDED ORDER is terminated by the Regional Director and the Commissioner in writing. These plans may include and should consider the sale of new securities, the direct contribution of cash by the directors or parent holding company and the merger with or acquisition by another federally insured depository institution or holding company hereof;
               (ii) policies and procedures to ensure compliance with FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, App. A.
               (iii) projections for the amount and timing of the capital necessary to meet the Bank’s current and future needs;
               (iv) the primary source(s) from which the Bank will obtain capital to meet its needs along with contingency plans identifying alternative sources of capital should these primary source(s) not be available; and
          (c) The Board shall submit the Capital Plan to the Regional Director and the Commissioner in accordance with paragraph 16.
LIQUIDITY/ASSET/LIABILITY AND FUNDS MANAGEMENT PLAN
     7. (a) Within 60 days of the effective date of this AMENDED ORDER, the Board shall develop and submit a written plan addressing liquidity, the relationship of volatile liabilities to temporary investments, rate sensitivity objectives, and asset/liability management (“Liquidity/Asset/Liability and Funds Management Plan”) to the Regional Director and the Commissioner in accordance with paragraph 16. Annually thereafter, while this AMENDED ORDER is in effect, the Board shall review the Liquidity/Asset/Liability and Funds Management Plan for adequacy and, based upon such review, shall make necessary revisions as are necessary and appropriate to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs. The initial Liquidity/Asset/Liability and Funds Management Plan shall include, at a minimum, provisions:

               (i) establishing lines of credit at correspondent banks, including the Federal Reserve Bank or the Federal Home Loan Bank Board that would allow the Bank to borrow funds to meet depositor demands if the Bank’s other provisions for liquidity proved to be inadequate;
               (ii) identifying the source and use of borrowed and/or volatile funds;
               (iii) addressing the means by which the Bank will reduce its reliance on non-core funding, including, but not limited to Brokered Deposits, and high cost rate-sensitive deposits;
               (iv) assessing possible liquidity events that the Bank may encounter as it reduces its reliance on non-core funding, including, but not limited to Brokered Deposits, and high cost rate-sensitive deposits and identify contingency responses to the potential impact of such events on its short-term, intermediate-term and long-term liquidity profiles;
               (v) requiring the retention of securities and/or other identified categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Bank’s total assets) to ensure the maintenance of the Bank’s liquidity posture at a level consistent with short- and long-term liquidity objectives;
               (vi) establishing a minimum liquidity ratio and defining how the ratio is to be calculated;
               (vii) establishing contingency plans by identifying alternative courses of action designed to meet the Bank’s liquidity needs;
               (viii) addressing the use of borrowings (i.e., seasonal credit needs, match funding mortgage loans, etc.) and providing for reasonable maturities commensurate with the use of the borrowed funds; addressing concentration of funding sources; and addressing pricing and collateral requirements with specific allowable funding channels (i.e., brokered deposits, internet deposits, Fed funds purchased and other correspondent borrowings); and
               (ix) establishing procedures for managing the Bank’s sensitivity to interest rate risk which comply with the Joint Agency Statement of Policy on Interest Rate Risk (June 26, 1996), and the Supervisory Policy Statement on Investment Securities and End-user Derivative Activities (April 23, 1998).
DIVIDEND PAYMENT
     8. (a) While this AMENDED ORDER is in effect, the Board shall not declare or pay dividends or any other form of payment representing a reduction in capital without the prior written approval of the Regional Director and the Commissioner. All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date (or, if applicable, at least 5 days with respect to any request filed within the first 30 days after the date of this AMENDED ORDER) and shall contain, but not be limited to, an analysis of the impact such dividend or other payment would have on the Bank’s capital position, cash flow, concentrations of credit, asset quality and ALLL needs. The Regional Director and the Commissioner will approve a dividend or any other form of payment representing a reduction in capital provided that the Regional Director and the Commissioner determines that such dividend or payment will not have an unacceptable impact on the Bank’s capital position, cash flow, concentrations of credit, asset quality and allowance for loan and lease loss needs.
          (b) During the term of this AMENDED ORDER, the Board shall not allow any distributions of interest, principal or other sums on subordinated debentures, if any, without the prior written approval of the Regional Director and the Commissioner.

RESTRICTED TRANSACTIONS
     9. (a) The Board shall take any and all action necessary to ensure that the Bank does not, directly or indirectly, enter into, participate, or in any other manner engage in any transactions with an affiliate without the prior written approval of the Regional Director and the Commissioner. For purposes of this paragraph, any transaction by the Bank with any person or entity shall be deemed to be a transaction with an affiliate of the Bank if any of the proceeds of the transaction are transferred to this affiliate, serve to reduce the liability or obligations of the affiliate or otherwise serve to benefit the affiliate.
          (b) Within ten (10) days following the end of each month, the Board shall submit a report to the Regional Director and the Commissioner summarizing all transactions between and among the Bank, its holding company, and any of its affiliates during that month.
          (c) The Board shall take any and all action necessary to ensure that the Bank does not, directly or indirectly, enter into, participate, or in any other manner engage in any transaction with any Insider, as defined, without the prior written approval of the Regional Director and the Commissioner.
          (d) For the purposes of this paragraph: (i) “affiliate” shall be defined as set forth in section 23A(b)(1) of the Federal Reserve Act (12 U.S.C. § 371c(b)(1)); (ii) “Insider” shall include any of the Bank’s current or former executive officers, directors, principal shareholders, members of their immediate families, related interests thereof, or persons acting on their behalf; (iii) “immediate family” shall be defined as set forth in section 225.41(b)(3) of Regulation Y of the Board of Governors (12 C.F.R. 225.41(b)(3)); (iv) “related interest” shall be defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. 215.2(n)); (v) “transaction” shall include, but not be limited to, the transfer or payment of cash, the transfer, contribution, sale or purchase of any other asset, the direct or indirect payment of any expense or obligation, the direct or indirect assumption of any liability, the provision of any service, the payment of a management or service fee of any nature, any extension of credit, any overdraft, or any advance; and (vi) “extension of credit” shall be defined as set forth in section 215.3 of Regulation O of the Board of Governors (12 C.F.R. 215.3). Notwithstanding the foregoing definition of “transaction,” for the purposes of this paragraph, “transaction” shall not include: (1) the payment of fees and salaries to directors and officers and the reimbursement of expenses, including but not limited to the expenses of legal counsel paid pursuant to approval by the Board in accordance with the Bank’s bylaws and in compliance with 12 U.S.C. § 1828k and 12 C.F.R. section 359.5, provided that similar types and amounts of payments and reimbursements have previously been made and fully documented in the Bank’s books and records; (2) the provision of any unpaid services to the Bank by any officer, director, or employee of the Bank; (3) banking transactions between directors and officers and members of their immediate families on the one hand and the Bank on the other hand which are in the normal course of business and are consistent with banking transactions offered by the Bank to members of the general public; and (4) any transactions and/or agreements previously approved by the Regional Director in writing.
          (e) Any request for prior approval pursuant to this paragraph shall be submitted in writing to the Regional Director and the Commissioner at least fifteen (15) days prior to the proposed transaction, and shall include a complete and detailed description of the proposed transaction.

CHARGE-OFF AND REDUCTION OF CLASSIFIED ASSETS
     10. (a) Within 30 days after the effective date of this AMENDED ORDER, the Bank shall, to the extent that it has not previously done so, eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss during the 2009 Examination. Elimination or reduction of these assets through proceeds of loans made by the Bank shall not be considered “collection” for the purpose of this paragraph.
          (b) Within 60 days after the effective date of this AMENDED ORDER, the Board shall submit a written plan to reduce the remaining assets classified Doubtful and Substandard during the 2009 Examination (“Classified Assets Plan”) to the Regional Director and the Commissioner in accordance with paragraph 16. The Classified Assets Plan shall address each asset classified and shall, at a minimum, include:
               (i) the name under which the asset is carried on the books of the Bank;
               (ii) type of asset;
               (iii) actions to be taken in order to reduce the classified asset;
               (iv) timeframes for accomplishing the proposed actions;
               (v) an analysis of the financial position of each such borrower, including the source of repayment, repayment ability, and alternate repayment sources; and
               (vi) an evaluation of the available collateral for each such credit, including possible actions to improve the Bank’s collateral position.

     In addition, the Classified Assets Plan shall contain a schedule detailing the projected reduction of total classified assets on a quarterly basis and provisions requiring the submission of monthly progress reports to the Board and mandating their review by the Board.
          (c) The Board shall present the plan to the Regional Director and the Commissioner in accordance with paragraph 16.
          (d) For purposes of the plan, the reduction of assets adversely classified during the 2009 Examination shall be detailed using quarterly targets expressed as a percentage of the Bank’s Tier 1 Capital plus the Bank’s ALLL and may be accomplished by:
               (i) charge-off;
               (ii) collection;
               (iii) sufficient improvement in the quality of adversely classified assets so as to warrant removing any adverse classification, as determined by the FDIC or the OCFI; or
               (iv) increase in the Bank’s Tier 1 Capital.
          (e) While this AMENDED ORDER is in effect, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss as determined at any future examination conducted by the FDIC or the OCFI.
LOAN REVIEW
     11. (a) Within 60 days from the effective date of this AMENDED ORDER, the Bank shall revise its independent loan review program (“ILR Program”) to ensure that it is sufficiently comprehensive to assess risks in Bank lending and minimize credit losses. At a minimum, the revised ILR Program shall provide for:
               (i) increased monitoring and oversight of loan review by management;

               (ii) identification of the percentage of the loan portfolio to be reviewed;
               (iii) assessment of the adequacy of debt service coverage;
               (iv) for construction loans, inspection of the status of construction projects;
               (v) identification of trends affecting the quality of the loan portfolio, potential problem areas, and action plans to reduce the Bank’s risk exposure;
               (vi) assessment of the overall quality of the loan portfolio;
               (vii) identification of credit and collateral documentation exceptions and an action plan to address the identified deficiencies;
               (viii) identification of loans that are not in conformance with the Bank’s lending policy or laws, rules, or regulations and an action plan to address the identified deficiencies;
               (ix) identification of loans to directors, officers, principal shareholders, and their related interests; and
               (x) a procedure for reporting periodically, but in no event less than quarterly, the information developed in (i) through (ix) above to the Board. The report should also describe the action(s) taken by management with respect to problem credits.
          (b) The Bank shall submit the ILR Program to the Regional Director and the Commissioner in accordance with paragraph 16.
REGULATORY REPORTING
     12. (a) Within 10 days after the effective date of this AMENDED ORDER, the Bank shall make provisions to its ALLL in an amount satisfactory to the Regional Director and

Commissioner that appropriately takes into to account the volume of criticized loans, the current level of past due and nonperforming loans, past loan loss experience, evaluation of the potential for loan losses in the Bank’s portfolio, current economic conditions, and any criticisms contained in the 2009 ROE. The allowance shall be funded by charges to current operating income, and calculated in accordance with generally accepted accounting standards and ALLL supervisory guidance, including, but not limited to Financial Accounting Standards Board Statements Numbers 5 and 114 to determine the Bank’s ALLL reserve adequacy. Provisions for loan losses shall be based on the inherent risk in the Bank’s loan portfolio.
          (b) Prior to the end of each calendar quarter, the Board shall review the adequacy of the Bank’s ALLL and shall consider Financial Accounting Standards Board Statements Numbers 5 and 114 as part of those reviews. These reviews shall also include, at a minimum, the Bank’s loan loss experience, an estimate of potential loss exposure in the portfolio, trends of delinquent and non-accrual loans and prevailing and prospective economic conditions. The minutes of the Board meetings at which such reviews are undertaken shall include complete details of the reviews, the resulting recommended adjustments to the ALLL and the basis for the adjustments.
          (c) Within 45 days of the effective date of this AMENDED ORDER, the Bank shall review the Consolidated Reports of Condition and Income filed with the FDIC on or after December 31, 2008, and amend said reports if necessary to accurately reflect the financial condition of the Bank as of the date of each such report. In particular, such reports shall contain a reasonable ALLL.
          (d) Within 180 days of the effective date of this AMENDED ORDER, the Bank shall promptly file amended regulatory reports to correct any reports filed in 2005, 2006,

2007, 2008 and 2009 that are determined to contain material errors as a result of the restatement process. For purposes of this paragraph, “material” means a qualitative characteristic of accounting information which is defined in Financial Accounting Standards Board Concepts Statement No. 2 as “the magnitude of an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would have been changed or influenced by the omission or misstatement.” The Bank shall maintain sufficient records to indicate how each report was prepared and shall retain such records for subsequent supervisory review.
          (e) The Bank shall take steps to ensure that all balance sheet and income statements and general ledger and subsidiary ledger accounts are reconciled on at least a monthly basis and accurately reflect the financial condition of the Bank. The Bank’s internal audit unit shall review the procedures for the preparation of regulatory reports to monitor adherence to the Bank’s policies, GAAP, and regulatory guidance annually.
          (f) Any and all regulatory reports filed after the effective date of this AMENDED ORDER shall accurately reflect the financial condition of the Bank as of the reporting date.
REDUCTION OF COMMERCIAL REAL ESTATE CONCENTRATIONS
     13. (a) Within 60 days from the effective date of this AMENDED ORDER, the Board shall formulate and submit a written plan to reduce the CRE concentration of credit identified in the 2009 ROE (“CRE Concentration Plan”) to not more than 300 percent of the Bank’s total Risk-Based Capital to the Regional Director and the Commissioner in accordance with paragraph 16. The CRE Concentration Plan shall prohibit any advances that would serve to increase the concentration unless the advance is pursuant to an existing loan agreement and shall include, at a minimum:
               (i) dollar levels to which the Bank shall reduce the concentration; and
               (ii) provisions for the submission of monthly written progress reports to the Board for review and notation in Board minutes.
          (b) For purposes of the CRE Concentration Plan, “reduce” means to charge-off, collect, or increase Total Risk-Based Capital.
INTERNAL AUDIT CONTROL PROGRAM
     14. Within 30 days of the effective date of this AMENDED ORDER, the Board shall revise and enhance the Bank’s program for internal audit and control. This revised and enhanced audit program shall provide procedures to test the validity and reliability of operating systems, procedural controls, and resulting records, shall comply with the Interagency Policy Statement on the Internal Audit Function and its Outsourcing and shall establish an appropriate audit schedule. Any proposed deviations from the approved audit schedule must be approved in advance by the Board and reflected in the Board minutes. The internal auditor shall report quarterly to the Board. The report and any comments made by the directors regarding the internal auditor’s report shall be noted in the Board minutes.
CORRECTION OF VIOLATIONS
     15. Within 60 days after the effective date of this AMENDED ORDER, the Bank shall eliminate and/or correct all violations of law and regulation noted in the 2009 ROE which do not require the prior written approval or non-objection by the Regional Director. The Bank shall take immediate steps to obtain the written approval or non-objection of the Regional Director to correct any violations of law and regulation requiring such approval or non-objection. In addition, the Bank shall implement procedures to ensure future compliance with all applicable laws and regulations.

APPROVAL AND IMPLEMENTATION
     6. When a provision of this AMENDED ORDER shall require the Board to submit proposed plans or policies, proposed revisions or additions to a plan or policy, or any other matter to the Regional Director and the Commissioner for review, comment and non-objection or approval, the Board shall make such submission to the Regional Director at 20 Exchange Place, New York, New York 10005 and to the Commissioner at P.O. Box 11855, San Juan, Puerto Rico 00910-3855. The Regional Director and the Commissioner shall provide comments to the Board within thirty (30) days of receipt of the proposal submitted for review and comment. Within fifteen (15) days of receipt of comments from the Regional Director and the Commissioner, the Board shall make such modifications as may be necessary to respond to such comments and shall adopt the enhancement, revision or addition. The Board’s actions shall be appropriately reflected in the Board minutes. Thereafter, the Board and its directors, Senior Executive Officers and Bank staff shall fully implement and follow the plan, policy or other matter as adopted and shall enforce full and complete compliance with these plans, policies or other matters. It shall remain the responsibility of the Board to fully implement the plans, policies or other matters as adopted within the specified time frames. In the event these plans, policies or other matters as adopted by the Board, or any portion thereof, are not fully implemented, the Board shall immediately advise the Regional Director and the Commissioner in writing of the specific reasons for the deviation. The Regional Director and the Commissioner must approve any such deviation in writing.

PROGRESS REPORTS
     17. Within 30 days after the end of each calendar quarter following the date of this AMENDED ORDER, the Board shall furnish to the Regional Director and the Commissioner written progress reports detailing the form and manner of all actions taken to secure compliance with this AMENDED ORDER and the results thereof. Such reports may be discontinued when the corrections required by this AMENDED ORDER have been accomplished and the Regional Director and the Commissioner have, in writing, released the Bank from making further reports.
SHAREHOLDER
     18. Following the effective date of this AMENDED ORDER, the Bank shall send a copy of this AMENDED ORDER to R&G Financial Corporation, its parent, or otherwise furnish a description of all material aspects of the AMENDED ORDER in conjunction with the Bank’s next communication with R&G Financial Corporation.
OTHER ACTIONS
     19. It is expressly and clearly understood that if, at any time, the Regional Director and the Commissioner shall deem it appropriate in fulfilling the responsibilities placed upon him or her under applicable law to undertake any further action affecting the Bank, nothing in this AMENDED ORDER shall in any way inhibit, estop, bar or otherwise prevent him or her from doing so, including, but not limited to, the imposition of civil money penalties.
     20. It is expressly and clearly understood that nothing herein shall preclude any proceedings brought by the Regional Director to enforce the terms of this AMENDED ORDER, and that nothing herein constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power, or authority of any other representatives of the United States, departments or agencies thereof, Department of Justice or any other representatives of the Commonwealth of Puerto Rico or any other departments or agencies thereof, including any prosecutorial agency, to bring other actions deemed appropriate.

AMENDED ORDER EFFECTIVE
     21. The effective date of this AMENDED ORDER shall be the date of issuance.
     22. The provisions of this AMENDED ORDER shall be binding upon the Bank, its directors, officers, employees, agents, successors, assigns, and all other institution-affiliated parties of the Bank.
     23. The provisions of this AMENDED ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this AMENDED ORDER have been modified.
Pursuant to delegated authority.
Dated: October 23, 2009

/s/ JAMES C. WATKINS
James C. Watkins
Deputy Regional Director New York Region Federal Deposit Insurance Corporation